                                                                   EXHIBIT 10(u)

                            UNION PACIFIC CORPORATION

                              [UNION PACIFIC LOGO]


                               2001 LONG TERM PLAN

                       STOCK UNIT AND CASH AWARD AGREEMENT



                                                         Dated: January 25, 2001



Dear Award Recipient:

         This Letter Agreement will confirm (1) an award to you of stock units ("Stock Units"), as of the date hereof, by Union Pacific Corporation (the "Company"), under the 1993 Stock Option and Retention Stock Plan of the Company (the "Plan"), a copy of which is included in this mailing packet and made a part thereof, and (2) provided some or all of such Stock Units are paid to you pursuant to this Agreement, the opportunity for you to receive a Cash Award as provided herein.

                                   STOCK UNITS

         1. GRANT OF UNITS. The Company hereby awards to you the number of Stock Units, as shown on Exhibit A of this Agreement, each evidencing the right to receive, upon the terms and subject to the conditions set forth in this Agreement and the Plan, one share of Union Pacific Corporation Common Stock, $2.50 par value per share ("Common Stock"). As shown on Exhibit A, you are granted a Stock Unit Target Award and may receive at the end of the Restriction Period described below all or a portion of your Stock Unit Target Award, provided the applicable Performance Criteria have been satisfied.

         2. RESTRICTION PERIOD. The period during which the restrictions set forth herein and in the Plan shall apply to the Stock Units granted to you shall commence on the date hereof and expire on January 31, 2004 if the Performance Criteria described below for such Stock Units have been satisfied (the "Restriction Period").

         3. PERFORMANCE CRITERIA. As shown on Exhibit A, Performance Criteria include (i) Cumulative Earnings Per Share of the Company as set forth on Exhibit A, and (ii) Fair Market Value of the Common Stock of the Company, which is the average of the high and low trading prices per share of the Common Stock as reported in The Wall Street Journal listing of composite transactions for New York Stock Exchange Issues. As used herein, Cumulative Earnings Per Share means the sum of the


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annual diluted earnings per share of the Company for the fiscal years ending
December 31, 2001, 2002, and 2003 based on net income (including income from both continuing and discontinued operations) as reported in the Company's Annual Reports to Shareholders, provided that in calculating Cumulative Earnings Per Share the Committee (as defined in the Plan) may, in its sole discretion, exclude special charges or extraordinary items reported by the Company. The Cumulative Earnings Per Share Performance Criterion will be satisfied if Cumulative Earnings Per Share meet or exceed the target set forth in Exhibit A. The Fair Market Value Performance Criterion will be satisfied if the Fair Market Value of the Common Stock of the Company is equal to or greater than the applicable Stock Price Target as shown on Exhibit A for 20 consecutive calendar days beginning on January 1, 2001 through January 31, 2004. In order to earn a specified portion of your Stock Unit Target Award or Cash Target Award pursuant to Section 9 below, only one of the Performance Criteria (e.g., Cumulative Earnings Per Share or Stock Price Target) must be satisfied. There is no interpolation between target amounts.

         4. RESTRICTIONS. The above award of Stock Units is subject to the following restrictions: (i) no dividends or cash in lieu of dividends shall be paid on the Stock Units during the Restriction Period; (ii) subject to Sections 17 and 22 below, you shall not be entitled to delivery of shares of Common Stock until the expiration of the Restriction Period; (iii) none of such Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restriction Period; and (iv) all of the Stock Units shall be forfeited and all of your rights to such units shall terminate without further obligation on the part of the Company unless (I) you remain in the continuous employment of the Company or a Subsidiary for the entire Restriction Period, except as provided in Section 17 or 22 below, and (II) the applicable Performance Criteria for such units are satisfied on or prior to January 31, 2004. Any shares of Common Stock or other securities or rights received as a result of a transaction listed in Section 11 of the Plan shall be subject to the same restrictions as such Stock Units.

         5. PAYMENT OF STOCK UNITS. At the end of the Restriction Period or at such earlier time as provided for in Section 17 or 22 below, and subject to
Section 6 hereof, all restrictions applicable to such Stock Units shall lapse, and shares of Common Stock equal to the sum of the number of Stock Units which have met the applicable Performance Criteria shown on Exhibit A, free of all restrictions, shall be delivered to you (through your account at the Company's third party stock administrator, if applicable) or your beneficiary or estate, as the case may be.


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         6. DEFERRAL. You may elect to defer receipt of payment of any Award of
Stock Units pursuant to the Deferral of Stock Award Gains Program. If you are or should you become a "named executive officer", as defined in Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, at any time during calendar year 2003 you must defer receipt of payment of any Award of Stock Units until termination of your employment if requested by a committee of the Board of Directors of the Company pursuant to the provisions of Section 10 of the Plan.

         7. WITHHOLDING. Upon the lapse of the restrictions applicable to the Stock Units, you must arrange for the payment to the Company of all applicable withholding taxes resulting therefrom promptly after you have been notified of the amount thereof by the Secretary of the Company. Shares will be withheld to pay withholding taxes if you have made a proper election to pay withholding taxes in this manner.

         8. APPLICABILITY OF THE PLAN. This Agreement and the award of Stock Units hereunder are subject to all of the terms and conditions of the Plan.

                                   CASH AWARD

         9. PAYMENT OF CASH AWARD. You are eligible to receive a Cash Award equal to all or a portion of your Cash Target Award as shown on Exhibit A, provided (I) you remain in the continuous employment of the Company or a Subsidiary for the entire Restriction Period, except as provided in Section 17 or 22 below, and (II) the applicable Performance Criteria for such Cash Award are satisfied on or prior to January 31, 2004, payable at the expiration of the Restriction Period.

         10. ADDITIONAL CASH PAYMENT. If the Fair Market Value of the Common Stock equals or exceeds $100 for 20 consecutive calendar days on or prior to January 31, 2004, or Cumulative Earnings Per Share equals or exceeds $20, you shall be entitled to receive an additional cash payment from the Company. Such additional cash payment shall be computed by applying the maximum marginal federal income tax rate in effect at the expiration of the Restriction Period to the value of the maximum award of any Stock Units and Cash Award paid to you pursuant to this Agreement.

                          PROTECTION OF CONFIDENTIALITY

         11. CONFIDENTIAL INFORMATION; TRADE SECRETS. By signing Exhibit A to this Agreement, you acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes all information that the Company could reasonably be expected to keep confidential and whose disclosure to third parties would likely be disparaging or detrimental to the Company ("Confidential Information"). Your signature also acknowledges that the


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Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of ("Trade Secrets").

         12. TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS. By signing Exhibit A, you acknowledge that you developed or have had or will have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. By signing Exhibit A, you agree that any disclosures by you to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct within the meaning of the Plan.

         13. PRIOR CONSENT REQUIRED. By signing Exhibit A, you agree that you will not, unless you receive prior consent from the Company's Senior Vice President of Human Resources ("Sr. VP-HR") or unless ordered by a court or government agency, (i) disclose to any subsequent employer or unauthorized person any Confidential Information or Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

         14. PRIOR NOTICE OF EMPLOYMENT, ETC. By signing Exhibit A, you acknowledge that if you become an employee, contractor, or consultant for any other railroad, this would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company's Confidential Information or Trade Secrets for the benefit of the other railroad to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. Therefore, by signing Exhibit A, you agree that for a period of one year after you leave the Company, before accepting any employment or affiliation with another railroad you will give written notice to the Sr. VP-HR of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr.


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VP-HR concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets. If the Sr. VP-HR and you are unable to reach agreement on this issue, you agree to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution. You also agree that you will not begin to work for another railroad until the Sr. VP-HR or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company's Confidential Information or Trade Secrets.

         15. FAILURE TO COMPLY. By signing Exhibit A, you agree that, if you fail to comply with any of the promises that you made in Section 13 or 14 above, you will return to the Company any shares of Common Stock (or the market value of any shares of Common Stock received) and any Cash Award (including any additional cash payment) granted to you by this Agreement which you received at any time from 180 days prior to the earlier of (i) the date when you leave the Company or (ii) the date you fail to comply with any such promise you made in
Section 13 or 14 to 180 days after the date when the Company learns that you have not complied with any such promise. You agree that you will return such shares of Common Stock or Cash Award (including any additional cash payment) to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to set off any such Cash Award and the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

                                CHANGE IN CONTROL

         16. OCCURRENCE OF CHANGE IN CONTROL. If a Change in Control shall be deemed to have occurred under the Plan, then the Performance Criteria shall be deemed to have been satisfied at the $70 Stock Price Target award level, provided that if a greater Performance Criteria shall have been satisfied prior to the occurrence of such Change in Control then such greater Performance Criteria shall be applicable. In either event following the Change in Control
(i) no greater Performance Criteria may be earned under this Agreement, and (ii) you must remain in the continuous employment of the Company or a Subsidiary for the entire Restriction Period, except as provided in Section 17 or 22 below. "Change in Control" shall have the meaning provided in the Plan.

         17. SEVERANCE FOLLOWING CHANGE IN CONTROL. In the event your employment is involuntarily terminated by the Company within two years following the date of a Change in Control, you shall be entitled to receive the Stock Units and Cash Award earned under this Agreement.


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         18. GENERAL. Nothing herein shall limit or restrict the right of the
Company to amend or terminate the Plan subject to the terms thereof.

                              NO DIRECT COMPETITION

         19. SOLICITATION OF CUSTOMERS; NO EMPLOYMENT WITH WESTERN ROADS. By signing Exhibit A, you agree that for a period of 18 months following your departure from the Company, you will not (directly or in association with others) call on or solicit the business of any of the Company's customers with whom you actually did business and had personal contact while you were employed by the Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in the states in which the Company now operates. You further agree that for the same time period, you will not become an employee, contractor or consultant for any of the following companies, which compete directly with the Company: Burlington Northern Santa Fe Corporation; Kansas City Southern Industries, Inc.; Dakota, Minnesota & Eastern Railway Company; Illinois Central Corporation; and Texas Mexican Railway Company (including their respective affiliates and subsidiaries or any company which is acquiring or being acquired by any such company) (the "Western Roads"). This Section 19 is not intended to prevent you from working for any employer other than a Western Road. This Section does not apply to employees who work in California at the time when this Agreement is signed or when their employment with the Company ends.

         20. ACKNOWLEDGMENT; INJUNCTIVE RELIEF. By signing Exhibit A, you acknowledge that Section 19 will not prevent you from being gainfully employed after you leave the Company, because you will remain free to work in any occupation, profession, trade, or business so long as you comply with your promises in Section 19. You also agree that because money damages would not be adequate to compensate the Company if you violate any of your promises in
Section 19, the Company would be entitled to an injunction from a Court to enforce those promises.

         21. VIOLATION OF PROMISES. By signing Exhibit A, you agree that if you violate any of your promises in Section 19, then you will return to the Company any shares of Common Stock (or the fair market value thereof), and any Cash Award (including any additional cash payment) granted to you by this Agreement which you received at any time from 180 days prior to the date when you leave the Company to 180 days after the date when the Company learns that you have not complied with the promises you made in Section 19. You agree that you will return such shares of Common Stock (or the fair market value thereof) or Cash Award (including any additional cash payment) to the Company on such terms and conditions as may be


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required by the Company. You further agree that the Company will be entitled to set off any such Cash Award and the market value of any such stock certificates against any amount that might be owed to you by the Company.

                                     GENERAL

         22. DEATH, DISABILITY AND RETIREMENT. If you die during the Restriction Period, then the Performance Criteria shall be deemed to have been satisfied at the minimum Stock Unit Target Award and Cash Target Award ($13.50 Cumulative Earnings Per Share), provided that if prior to your death one of the Stock Price Targets on Exhibit A has been achieved (or deemed satisfied pursuant to Section
16) then that Performance Criterion shall be applicable, and your estate or beneficiary shall be entitled to receive the Stock Units and Cash Award earned under this Agreement. You shall not be entitled to any Stock Units or Cash Award hereunder if you shall become disabled or retire prior to the end of the Restriction Period.

         23. SEVERABILITY. If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the Agreement shall remain in force and effect.

         24. CHOICE OF LAW. All questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine.

         To confirm acceptance of the foregoing, kindly sign and promptly return one copy of Exhibit A of this Letter Agreement to the Company.



                                             Sincerely,

                                             UNION PACIFIC CORPORATION

                                             By /s/ DICK DAVIDSON
                                                  Chairman, President &
                                                  Chief Executive Officer




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                                                                       EXHIBIT A


                        LTP RETENTION UNIT AND CASH AWARD


                                JANUARY 25, 2001



STOCK UNIT AWARD
GRANTED TO:                                                   S.S. NO.:



MAXIMUM NUMBER OF RETENTION UNITS GRANTED*:         1,000(1)
*SUBJECT TO SATISFACTION OF PERFORMANCE CRITERIA



MAXIMUM CASH AWARD**:                             $70,000(1)
**PLUS CASH PAYMENT EQUAL TO THE MAXIMUM MARGINAL FEDERAL INCOME TAX RATE ON VALUE OF MAXIMUM AWARD LEVEL OF UNITS AND CASH IF PERFORMANCE CRITERIA IS SATISFIED.



RESTRICTION COMMENCEMENT DATE:                    January 25, 2001
RESTRICTION TERMINATION DATE:                     January 31, 2004



For general tax purposes, LTP Retention Units are valued at the time of vesting. When preparing tax calculations at the time of vesting, the Fair Market Value
(FMV), the average of the high and low trading prices of the stock on the day after the restrictions lapse as reported in The Wall Street Journal listing of composite transactions for New York Stock Exchange issues, is used.

(1) The maximum number of shares and maximum amount of cash award is for illustrative purposes only.


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
            PERFORMANCE CRITERIA                                 PAYMENTS
---------------------------------------------       ------------------------------------
 CUMULATIVE EPS EQUAL TO OR        STOCK             STOCK UNIT
        GREATER THAN:          PRICE TARGET *       AWARD EARNED       CASH AWARD EARNED
 --------------------------    --------------       ------------       -----------------
      less than $13.50                --                     0          $            0
           $13.50                     --                   400          $       28,000
           $13.67                     --                   440          $       30,800
           $13.83                     --                   480          $       33,600
           $14.00                     --                   520          $       36,400
           $14.16                     --                   560          $       39,200
           $14.33                     --                   600          $       42,000
           $14.49                     --                   640          $       44,800
           $14.66                     --                   680          $       47,600
           $14.82                     --                   720          $       50,400
           $14.99                     --                   760          $       53,200
           $15.15                $    70                   800          $       56,000
           $15.24                     --                   820          $       57,400
           $15.32                     --                   840          $       58,800
           $15.41                     --                   860          $       60,200
           $15.49                     --                   880          $       61,600
           $15.58                     --                   900          $       63,000
           $15.66                     --                   920          $       64,400
           $15.75                     --                   940          $       65,800
           $15.83                     --                   960          $       67,200
           $15.92                     --                   980          $       68,600
           $16.00                $    85                 1,000          $       70,000
           $20.00                $   100                 1,000          $       70,000

                                            AND cash payment equal to the maximum marginal
                                           federal income tax rate on value of maximum award
                                                       level of units and cash.

* The stock price targets must be achieved and maintained for 20 consecutive calendar days.


         By executing this Exhibit A, I acknowledge that I am bound by all of the terms of the Union Pacific Corporation 1993 Stock Option and Retention Stock Plan and the Letter Agreement delivered herewith, each of which is incorporated by reference in this Exhibit A.



                                                  Accepted:


                                                  ------------------------------
                                                  Participant